Exhibit 99.1

Hologic Preliminary Revenues Increase Approximately 5% to $831 Million in First Quarter of Fiscal 2019

MARLBOROUGH, Mass.--(BUSINESS WIRE)--January 7, 2019--Hologic, Inc. (Nasdaq: HOLX) announced today preliminary revenue results for its first fiscal quarter ended December 29, 2018.

The Company expects to report total revenues of approximately $831 million, an increase of 5% compared to the prior year period, or 5.7% in constant currency. These preliminary results compare to the Company’s prior guidance range of $800 to $815 million. Revenues by division are expected to be:

$s in millions	Preliminary Q1’19	Q1’18
Diagnostics	$297	$285
Diagnostics ex. Blood	$282	$272
Breast Health	$325	$288
Medical Aesthetics	$80	$91
GYN Surgical	$108	$108
Skeletal Health	$21	$20
Total	$831	$791

“We expect to post strong first quarter revenue well above our guidance range, driven by acceleration in our largest businesses – U.S. breast health, international, and molecular diagnostics – all of which posted double-digit constant currency growth to start our year,” said Steve MacMillan, Hologic’s Chairman, President and Chief Executive Officer.

Hologic is providing these updates in advance of the Company’s participation in the 37th Annual J.P. Morgan Healthcare Conference, which begins today. The Company will post its conference presentation to the investors section of its website at www.investors.hologic.com. Live webcasts of the Company’s presentation and question and answer session, which begin at 11:30 a.m. Pacific Time on January 8, also may be accessed there. The webcasts will be available for 30 days.

The preliminary revenue results described in this press release are estimates only and are subject to revision until the Company completes its close processes, including finalizing its adoption of ASC 606, Revenue from Contracts with Customers, and reports its full financial results for the first quarter of fiscal 2019 on January 30, 2019. Actual results may differ materially from those estimated.

Use of Non-GAAP Financial Measures

The Company has presented certain non-GAAP financial measures in this press release: constant currency percentage change in revenues. Constant currency calculations show reported current period revenues as if the foreign exchange rates remain the same as those in effect in the comparable prior year period. This non-GAAP financial measure should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP. The Company's definition of non-GAAP measures may differ from similarly titled measures used by others.

The non-GAAP financial measure used in this press release adjusts for the impact of foreign currency exchange movements that can be highly variable or difficult to predict. The Company generally uses non-GAAP financial measures to facilitate management's financial and operational decision-making, including evaluation of Hologic's historical operating results and comparison to competitors' operating results. Non-GAAP financial measures reflect an additional way of viewing aspects of the Company's operations that, when viewed with GAAP results and the reconciliations to corresponding GAAP financial measures (when they become available), may provide a more complete understanding of factors and trends affecting Hologic's business.

Because non-GAAP financial measures exclude the effect of items that increase or decrease the company's reported results of operations, management strongly encourages investors to review, when they become available, the Company's consolidated financial statements and publicly filed reports in their entirety.

About Hologic, Inc.

Hologic, Inc. is an innovative medical technology company primarily focused on improving women's health and well-being through early detection and treatment. For more information on Hologic, visit www.hologic.com.

Hologic and associated logos are trademarks and/or registered trademarks of Hologic, Inc. and/or its subsidiaries in the United States and/or other countries.

Forward-Looking Statements

This news release contains forward-looking information that involves risks and uncertainties, including statements relating to the Company’s anticipated revenue results for the first quarter of fiscal 2019. These forward-looking statements are based upon assumptions made by the Company as of the date hereof and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated.

Risks and uncertainties that could adversely affect the Company’s business and prospects, and otherwise cause actual results to differ materially from those anticipated, include without limitation: U.S., European and general worldwide economic conditions and related uncertainties; the Company’s reliance on third-party reimbursement policies to support the sales and market acceptance of its products, including the possible adverse impact of government regulation and changes in the availability and amount of reimbursement and uncertainties for new products or product enhancements; uncertainties regarding healthcare reform legislation, budget reduction or other cost containment efforts; changes in guidelines, recommendations and studies published by various organizations that could affect the use of the Company’s products; risks associated with acquisitions, including, without limitation, the Company’s ability to successfully integrate acquired businesses, the risks that the acquired businesses may not operate as effectively and efficiently as expected even if otherwise successfully integrated; the risks of conducting business internationally; the risk of adverse exchange rate fluctuations on the Company’s international activities and businesses; the Company’s ability to predict accurately the demand for its products and develop strategies to address its markets successfully; and competition.

The risks included above are not exhaustive. Other factors that could adversely affect the Company's revenue results are described in the filings made by the Company with the SEC. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements presented herein to reflect any change in expectations or any change in events, conditions or circumstances on which any such statements are based.

SOURCE: Hologic, Inc.

CONTACT:
Michael Watts
Vice President, Investor Relations and Corporate Communications
(858) 410-8588